STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	10
Beginning Date of Accrual Period	20-May-03
End Date of Accrual Period	19-Jun-03
Payment Date	20-Jun-03
Previous Payment Date	20-May-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	39,417,050.30
Principal Collections	33,097,632.21
Interest Collections (net of Servicing Fee)	6,107,677.43
Servicing Fee	323,968.66
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	39,417,050.30
Interest Paid to Notes	1,075,630.99
Principal Paid to Notes	38,017,450.65
Servicing Fee	323,968.66
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	777,524,778.49
Principal Collections (including repurchases)	33,097,632.21
Charge off Amount	(89,378.00)
Ending Pool Amount	744,337,768.28

Collateral Performance
Cash Yield (% of beginning balance)	9.93%
Charge off Amount (% of beginning balance)	0.14%
Net Yield	9.79%
Cumulative Realized Losses	(274,760.6500)
Cumulative Loss Percentage	0.03%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	14,495,397.30
30-59 days number of Home Equity Loans	129
60-89 days principal balance of Home Equity Loans	2,204,431.61
60-89 days number of Home Equity Loans	21
90+ days principal balance of Home Equity Loans	5,805,907.07
90+ days number of Home Equity Loans	62
90+ days Delinquency Percentage	0.78%
90+ days Rolling Average	0.67%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	7,565
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,300
Number of Home Equity Loans that went into REO	2
Principal Balance of Home Equity Loans that went into REO	234,969.95

Overcollateralization
Begin Overcollateralization Amount	71,060,967.29
Overcollateralization Release Amount	0.00
Distributable Excess Cash	4,919,818.44
End Overcollateralization Amount	75,891,407.73

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateraliztion Amount	70,971,589.29
Interim Overcollateralization Deficiency	26,525,407.38

Excess Cashflow	4,919,818.44

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	68.39%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	39.994150
2. Principal Distribution per $1,000	38.893726
3. Interest Distribution per $1,000	1.100424

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.31813%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.76813%
3. Available Funds Cap	8.98645%
4. Note Rate	1.76813%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,075,630.99
7. Current Interest and Interest Carrforward Amount paid	1,075,630.99
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	706,463,811.20
2. Principal Payment Amount paid	33,097,632.21
3. Distributable Excess Cashflow paid	4,919,818.44
4. Note Principal Amount, after payments	668,446,360.55

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.6838536
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8980417